Exhibit 99.1

CuraGen Contact:

Glenn Schulman, Pharm.D.

Director of Investor Relations

gschulman@curagen.com

(888) 436-6642

FOR IMMEDIATE RELEASE

CuraGen Reports Fourth Quarter and Year End 2006 Financial Results and 2007 Financial Guidance

- CuraGen’s oncology pipeline to generate clinical results throughout 2007 –

- Cumulative installed base exceeds 60 Genome Sequencer Systems and launch of Genome Sequencer FLX achieved by 454 Life Sciences -

BRANFORD, Conn., – February 1, 2007 – CuraGen Corporation (NASDAQ: CRGN) today reported its consolidated financial results for the fourth quarter and fiscal year ended December 31, 2006.

For the year ended December 31, 2006, CuraGen’s consolidated net loss was $59.8 million, or $1.09 per share, compared to a net loss of $73.2 million, or $1.41 per share, for fiscal year 2005. The net loss for the fourth quarter of 2006 was $15.8 million, or $0.29 per share, compared to a net loss of $15.6 million, or $0.29 per share, for the fourth quarter of 2005.

As of December 31, 2006, CuraGen had available cash and investments of $170.2 million, compared to $226.5 million as of December 31, 2005. At December 31, 2006, CuraGen had outstanding 6% convertible debt of $66.2 million, which will be repaid with cash on hand by its due date of February 2, 2007, and 4% convertible debt of $110 million, due February 2011.

Total consolidated revenues for the year ended December 31, 2006 were $39.6 million, compared to $23.5 million in 2005. Of the total consolidated revenues, 454 Life Sciences recognized $37.3 million for the year ended December 31, 2006 compared to $18.7 million in revenues for 2005. Total consolidated revenues for the fourth quarter 2006 were in-line with corporate expectations at $8.9 million, compared to $10.6 million for the fourth quarter of 2005.

“CuraGen made exceptional progress in 2006 by initiating clinical trials and setting milestones to deliver results on our advanced portfolio throughout 2007. Over the course of 2007, we expect to announce clinical trial results on velafermin, belinostat (PXD101), and CR011-vcMMAE, which will enable us to make decisions regarding the indications and scope of registrational programs to be initiated for one or more of these products in 2008,” commented Frank M. Armstrong, M.D., President and Chief Executive Officer of CuraGen. “In 2006, 454 Life Sciences exceeded their target revenues while simultaneously executing on the transition and launch of their second-generation instrument, the Genome Sequencer FLX, with Roche Applied Science.”

2007 Oncology Pipeline Milestones

During 2007, preliminary clinical trial results from ongoing studies evaluating velafermin, belinostat (PXD101), and CR011-vcMMAE are expected to be made available.

Velafermin

•	Anticipate completing patient enrollment in the CLN-12 Phase II randomized, double-blind, placebo-controlled study of 400 patients evaluating a single dose of velafermin compared to placebo for the prevention of severe oral mucositis in patients undergoing autologous bone marrow transplantation. Preliminary results are expected to be available in September 2007.

Belinostat (PXD101)

•	Preliminary Phase II results of intravenous belinostat in combination with carboplatin and paclitaxel for advanced ovarian cancer by mid-2007;

•	Preliminary Phase II results of intravenous belinostat in combination with 5-fluorouracil for advanced colorectal cancer by mid-2007;

•	Preliminary Phase II results of intravenous belinostat for T-cell lymphoma by mid-2007;

•	Preliminary Phase Ib results of intravenous belinostat in combination with Velcade® (bortezomib) for Injection for advanced multiple myeloma by mid-2007; and

•	Preliminary Phase I results of oral belinostat (PXD101) in advanced solid tumors anticipated by the end of 2007.

CR011-vcMMAE

•	Preliminary Phase I/II results of CR011-vcMMAE for the treatment of malignant melanoma anticipated by the end of 2007.

“The entire R&D team at CuraGen executed on our 2006 goals and established a number of 2007 milestones that will lead to clinical trial results being generated on our three advanced investigational oncology drugs from mid-2007 through the fourth quarter,” commented Timothy M. Shannon, M.D., Executive Vice President of Research and Development and Chief Medical Officer. “We believe these results will allow us to refine the clinical development plan for velafermin, belinostat (PXD101) and CR011-vcMMAE, and help us to prepare to bring one or more of these drugs into Phase III.”

454 Life Sciences

For the year ended December 31, 2006, more than 40 Genome Sequencer systems were sold and installed by Roche Applied Science resulting in a cumulative worldwide installed base of greater than 60 Genome Sequencers systems. 454 Life Sciences’ revenues for the fourth quarter 2006 included $4.8 million from sales of instrument systems and proprietary reagents, $2.5 million in Sequencing Center service revenue and $1.6 million of collaboration and milestone revenue.

“454 Life Sciences continued to establish itself as a leader in next-generation sequencing during 2006. Working with our partner Roche Applied Science, the number of Genome Sequencer systems installed during 2006 more than doubled compared to 2005, resulting in a cumulative installed base of more than 60 instruments. Furthermore, 454 Sequencing has continued to have an impact on life science research with more than thirty peer-reviewed papers, in journals such as Nature and Science, across a broad range of life science research topics, published during 2006,” commented Christopher McLeod, President and Chief Executive Officer of 454 Life Sciences. “With the launch of the Genome Sequencer FLX, we believe that the significant enhancements in read length and accuracy will further enhance both the number and types of applications that can be performed using 454 Sequencing.”

“As the market leader in next generation sequencing technologies, Roche is proud to introduce the second generation Genome Sequencer FLX system to a well-established global customer base,” stated Manfred Baier, Head of Roche Applied Science. “GS 20 systems already in use can be upgraded easily to the Genome Sequencer FLX on-site.”

CuraGen’s previously announced engagement of Goldman Sachs for the review of CuraGen’s investment in 454 Life Sciences is ongoing and focused on implementing a strategic option.

2007 Guidance: Financial Outlook

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. Please see the note regarding Forward-Looking Statements in this release for a description of certain important risk factors that could cause actual results to differ and refer to CuraGen’s periodic reports on file with the Securities and Exchange Commission for a more complete description of the risks.

Consolidated revenues for 2007 are expected to range from $50 to $55 million and will likely be earned almost exclusively by 454 Life Sciences. CuraGen’s consolidated net loss for 2007 is projected to range from $65 to $70 million, with 454 Life Sciences anticipated to achieve a net income of $1 to $3 million for 2007. During 2007, CuraGen expects consolidated research and development expenses will range from $75 to $80 million, and anticipates consolidated general and administrative expenses will be approximately $23 million.

Interest income for 2007 is anticipated to decrease to approximately $5.3 million due to decreasing cash balances, and interest expense is expected to decrease to approximately $5.3 million following repayment of the 2007 convertible debt. Capital expenditures are expected to be approximately $5 million in 2007. Depreciation, amortization, and other non-cash expenses are anticipated to be approximately $13 to $14 million in 2007, compared to $15.1 million in 2006.

CuraGen’s cash and investments are anticipated to decrease by approximately $60 to $65 million during 2007, in addition to the cash used for repayment of the 2007 convertible debt, with 454 Life Sciences’ cash and investments expected to remain relatively unchanged during 2007.

Conference Call Details and Dial-in Information

Date:	Thursday, February 1, 2007
Time:	11:00 a.m. ET
Dial-in:	877-272-5391 (domestic)
706-758-4315 (international)
Passcode:	6402882
Webcast:	Access to the live webcast is available at http://www.curagen.com.

A replay of the conference call will be available starting at 2:00 p.m. Eastern time on Thursday, February 1, 2007 through Thursday, March 1, 2007 by dialing 800-642-1687 (domestic) or 706-645-9291 (international). The passcode for the replay is 6402882. An archive of the webcast will be available for 30 days at http://www.curagen.com.

About CuraGen

CuraGen Corporation (NASDAQ: CRGN) is a biopharmaceutical company developing diverse approaches, including novel protein, antibody, and small molecule therapeutics, that aim to offer hope for patients with cancer, inflammatory diseases, and diabetes. CuraGen’s strategic alliances have resulted in a deep pipeline of potential therapeutics that is being developed by the Company’s experienced research and development teams. By leveraging the drug development strengths cultivated over the years, CuraGen expects to make a difference in the lives of patients by bringing forward promising therapeutics that address unmet medical needs. To further capitalize on CuraGen’s extensive research and development expertise, CuraGen founded a majority-owned subsidiary, 454 Life Sciences, which has developed and is commercializing advanced technologies for the sequencing of DNA. CuraGen is headquartered in Branford, Connecticut. For additional information please visit www.curagen.com.

About 454 Life Sciences

CuraGen’s majority-owned subsidiary, 454 Life Sciences, was established in 2000 to develop and commercialize novel instrumentation for high-throughput nucleotide sequencing, with specific application to whole-genome sequencing and ultra-deep sequencing of target genes. The hallmarks of 454 Sequencing™ are its simple, unbiased sample preparation and massively parallel sequencing, which makes large-scale scientific projects feasible and more affordable. The Genome Sequencer FLX™ System enables one individual to prepare and sequence an entire genome, regardless of size. A single instrument using patented light emitting sequencing chemistries produces over 100 million nucleotide bases in less than eight hours, more than 300 times the capacity of currently available instruments. In 2005, 454 Sequencing won The Wall Street Journal’s top Innovation Award for 2005, and received an R&D 100 Editor’s Choice Award as one of the most technologically significant products introduced in 2006. The 454 Sequencing Center offers sequencing services directly to customers on a fee for service basis. The Genome Sequencer FLX system is exclusively distributed for 454 Life Sciences by Roche Applied Science, a division of Roche Diagnostics. For additional information please visit http://www.454.com.

Safe Harbor

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to the Company’s revenue, expenses, losses, income, and future cash and investment positions, including the fourth quarter and year ended December 31, 2006 and for fiscal year 2007, the timing and expected results of our clinical programs, the development and marketability of planned drugs and the expectations for 454’s GS FLX System, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including the risk that any one or more of CuraGen’s drug development programs will not proceed as planned for technical, scientific or commercial reasons or due to patient enrollment issues or based on new information from nonclinical or clinical studies or from other sources, the success of competing products and technologies, CuraGen’s stage of development as a biopharmaceutical company, government regulation and healthcare reform, technological uncertainty and product development risks, product liability exposure, uncertainty of additional funding, CuraGen’s history of incurring losses and the uncertainty of achieving profitability, reliance on research collaborations and strategic alliances, competition, patent infringement claims against CuraGen’s products, processes and technologies, CuraGen’s ability to protect its patents and proprietary rights and uncertainties relating to commercialization rights, as well as those risks, uncertainties and factors referred to in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by CuraGen from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. CuraGen is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CRGN-F

- FINANCIAL TABLES ATTACHED -

CURAGEN CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Revenue:
Product revenue	$4,763	$6,319	$19,416	$12,558
Sequencing service revenue	2,546	970	10,025	2,372
Collaboration revenue	390	1,510	3,799	4,825
Grant revenue	—	851	2,297	2,826
Milestone revenue	1,200	919	4,050	950

Total revenue	8,899	10,569	39,587	23,531

Operating expenses:
Cost of product revenue	2,696	3,052	11,586	4,688
Cost of sequencing service revenue	1,231	382	4,332	917
Grant research expenses	—	722	2,095	2,201
Research and development expenses	15,183	15,240	58,544	68,163
General and administrative expenses	5,488	4,731	22,456	18,686
Restructuring and related charges	—	1,537	—	2,817

Total operating expenses	24,598	25,664	99,013	97,472

Loss from operations	(15,699)	(15,095)	(59,426)	(73,941)
Interest income	1,757	1,876	7,475	8,271
Interest expense	(2,333)	(2,331)	(9,352)	(11,701)
Gain on extinguishment of debt	—	—	—	1,766

Loss before income tax benefit (expense) and minority interest in subsidiary loss	(16,275)	(15,550)	(61,303)	(75,605)
Income tax benefit (expense)	323	(117)	484	168
Minority interest in subsidiary loss	156	40	980	2,193

Net loss	$(15,796)	$(15,627)	$(59,839)	$(73,244)

Basic and diluted net loss per share	$(0.29)	$(0.29)	$(1.09)	$(1.41)

Weighted average number of shares used in computing basic and diluted net loss per share	55,228	54,575	54,896	51,991

SELECTED BALANCE SHEET INFORMATION

	December 31, 2006	December 31, 2005
	(unaudited)
Cash and investments	$170,153	$226,528
Working capital	105,622	213,813
Total assets	227,199	270,457
Total long-term liabilities	128,121	190,996
Accumulated deficit	512,972	453,133
Stockholders’ equity	8,729	56,436